Exhibit 10.1

ATRION CORPORATION

2023 ANNUAL INCENTIVE COMPENSATION PLAN

1.	Purpose

The purpose of the Atrion Corporation 2023 Annual Incentive Compensation Plan is to motivate and reward eligible officers and other employees of Atrion Corporation and its subsidiaries with financial incentives if they meet or exceed certain goals. The Plan is intended to be a bonus arrangement exempt from the Employee Retirement Income Security Act of 1974, as amended, and is not primarily intended to systematically defer payment until the termination of covered employment or beyond or to provide retirement income.

2.            Definitions

2.1            “Administrator” means the Committee.

2.2            “Award” means an award to a Participant with respect to a Performance Period granted under the Plan.

2.3            “Board” means the Board of Directors of Atrion Corporation.

2.4            “Committee” means the Compensation Committee of the Board, as constituted from time to time.

2.5            “Company” means Atrion Corporation, or its successor.

2.6            “Participant” means any executive officer of the Company and any employee of the Company or any subsidiary who has been selected by the Administrator to participate in the Plan.

2.7            “Performance Goal” means a target to be attained with respect to one or more performance criteria, which target may be expressed as a formula or a standard or otherwise, established by the Administrator (in its sole discretion) for a Performance Period. The relevant performance criteria may be selected from one or more of the following business criteria, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results, or to a designated comparison peer group, in each case as specified by the Administrator: (i) gross sales or net sales; (ii) gross margin or cost of goods sold; (iii) selling, general and administrative expenses; (iv) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or special items; (v) net income or net income per basic or diluted share of common stock; (vi) return on assets, return on invested capital, or return on equity; (vii) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (viii) economic profit or economic value created; (ix) stock price or total stockholder return; (x) staffing, diversity, training and development, succession planning, and employee satisfaction; (xi) acquisitions or divestitures of subsidiaries, affiliates, or joint ventures; (xii) safety; and (xiii) such other objective or subjective performance criteria as the Administrator may determine. These factors may be adjusted by the Administrator to eliminate the effects of charges for restructurings, discontinued operations, and all items of gain, loss, or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, or as otherwise determined by the Administrator in its sole discretion. Performance Goals may include a minimum, maximum, target level and intermediate levels of performance, with the final value of an Award determined under the applicable formula by the level attained during the applicable Performance Period, subject to any adjustments that the Administrator may decide to apply in its discretion. A Performance Goal may be stated as an absolute value or as a value determined relative to a standard selected by the Administrator.

2.8            “Performance Period” means any period as determined by the Administrator, in its sole discretion, over which a Performance Goal is measured. The Administrator may establish different Performance Periods for different Participants.

2.9            “Plan” means the Atrion Corporation 2023 Annual Incentive Compensation Plan, as amended from time to time.

2.10            “Retire” means to resign from employment with the Company and any subsidiary and to be at least 65 years of age on the date of resignation or 55 years of age on the date of resignation and having at least 10 years of service with the Company or one or more of its subsidiaries.

2.11            “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

3.            Administration of the Plan

The Plan shall be administered by the Administrator, which will have the discretionary authority to do the following, in its sole discretion, but subject to applicable laws and requirements established by the Board:

(a)            determine the persons to whom, and the time or times at which, Awards shall be granted and the size of each Award;

(b)            determine the terms, conditions and restrictions applicable to each Award (which need not be identical), including, without limitation, (i) the size of each Award, (ii) the Performance Period, (iii) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (iv) the effect of the Participant’s termination of employment on any of the foregoing, and (v) all other terms, conditions, and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(c)            amend the terms of any Award or to waive any restrictions or conditions applicable to any Award;

(d)            prescribe, amend, or rescind additional guidelines and terms relating to the Plan, including, without limitation, the terms of the annual Award program; and

(e)            to interpret the terms of Plan, to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award and to make all other determinations and take such other actions with respect to the Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

The decisions of the Administrator shall be final and binding on all parties making claims under the Plan. The Administrator, in its sole discretion, may delegate this administrative authority with respect to Participants who are not executive officers or other persons whose transactions in Company stock are subject to Section 16 of the Securities Exchange Act of 1934, as amended, to the Company’s Chief Executive Officer, subject to applicable laws and requirements established by the Board.

4.            Eligibility and Participation

Any individual who is a Participant on the first day of the relevant Performance Period or, if later, the first day of employment with the Company or a subsidiary, shall be eligible to participate in the Plan, and shall participate in the Plan as determined at the sole discretion of the Administrator.

5.            Amount of Awards

5.1            With respect to each Participant, the Administrator shall establish and communicate in writing one or more Performance Periods and one or more Performance Goals (including, if applicable and without limitation, threshold, target, and maximum Performance Goals, as well as individual modifiers).

5.2            The amount of each Award shall be determined by the Administrator based on the extent to which the Performance Goals have been met.

5.3            The Administrator reserves the right, in its sole discretion, to adjust, upward or downward, including to $0, the amount of an Award otherwise payable to a Participant with respect to any Performance Period, including adjusting the amount to reflect individual performance.

6.            Payment of Awards

6.1            Unless otherwise determined by the Administrator and except as otherwise set forth in Section 6.2 below, in order to receive payment of an Award, a Participant must have been employed by the Company or a subsidiary on the pay-out date.

6.2            Notwithstanding Section 6.1 above, and unless otherwise determined by the Administrator:

(a)            If a Participant Retires during a Performance Period, that Participant will remain eligible for a pro-rated associated Award payment based on the portion of that Performance Period during which the Participant was employed, based on actual corporate performance, and achievement of the Performance Goals through the end of the applicable Performance Period as determined by the Administrator in its sole discretion.

(b)            If a Participant’s employment is terminated due to death or disability during a Performance Period, then the Participant or the Participant’s estate or legal representative, as applicable, will be eligible for a pro-rated associated Award payment based on the portion of the Performance Period during which the Participant was employed, based on actual corporate performance, and achievement of the Performance Goals through the end of the applicable Performance Period as determined by the Administrator in its sole discretion.

Any payment pursuant to this Section 6.2 will be made when payments under the Plan are otherwise made to Participants.

6.3            It is intended that participation in the Plan will not give rise to a “legally binding right” (within the meaning of Section 409A) to compensation and will, therefore, be exempt from the application of Section 409A. To the extent not so exempt, payments under the Plan shall be made within two months and 15 days following the end of the calendar year in which such payments cease to be subject to a “substantial risk of forfeiture,” within the meaning of Section 409A. In the event that the Company’s taxable year ceases to be the calendar year, then payments under the Plan shall be made within two months and 15 days following the later of the end of the calendar year or the Company’s taxable year in which such payments cease to be subject to a “substantial risk of forfeiture,” within the meaning of Section 409A.

6.4            Notwithstanding any other provision of the Plan to the contrary, any payment hereunder shall be subject to potential cancellation, recovery, repayment, or other action in accordance with the terms of the Company’s clawback policy. By accepting an Award, the relevant Participant agrees and consents to the enforcement and implementation of such clawback policy without further consent or action being required of the Participant.

7.            General

7.1            Payments under the Plan are subject to deduction for any federal, state, or local income and payroll taxes required by law to be withheld with respect to such payments.

7.2            Nothing in the Plan shall confer upon any Participant the right to continued employment with the Company or any subsidiary, or affect in any way the right of the Company or any subsidiary to terminate the Participant’s employment at any time and for any reason, or to change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company, and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

7.3            A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, by will, trust or the laws of descent and distribution, or by court order.

7.4            In addition to such other rights of indemnification as they may have as members of the Board or the Committee, members of the Board or the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

7.5            The titles and headings of the sections of the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.7            The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

8.            Amendments, Suspension, or Termination of the Plan

The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part. The Board may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards with respect to a Performance Period that was completed by the Participant prior to the date of the termination.

9.            Effective Date

The Plan is adopted by the Board on May 23, 2023 to be effective for Awards in 2023 and thereafter until terminated.